UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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ONEOK, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting

and Proxy Statement

Annual Meeting of Shareholders

Thursday, May 20, 2004

April 1, 2004

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of ONEOK, Inc., at 10:00 a.m. local time on Thursday, May 20, 2004, at ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma.

The matters to be voted on at the meeting are set forth in the attached notice of annual meeting of shareholders and are described in the attached proxy statement. A copy of our 2003 annual report to shareholders is also enclosed. A report on our 2003 results will be presented at the meeting.

We look forward to greeting as many of our shareholders as possible at the annual meeting. However, we know that most of our shareholders will be unable to attend the meeting. Therefore, proxies are being solicited so that each shareholder has an opportunity to vote by proxy. You can authorize a proxy by signing, dating, and returning the enclosed proxy card. Shareholders whose stock is registered in their name may also authorize a proxy over the Internet or by telephone. Instructions for using these convenient services are included with the proxy statement and on the proxy card.

Regardless of the number of shares you own, your vote is important. I urge you to submit your proxy as soon as possible so that you can be sure your shares will be voted.

Thank you for your continued support.

Very truly yours,

David Kyle

Chairman of the Board, President,

and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 20, 2004

To the Shareholders of ONEOK, Inc.

The 2004 annual meeting of shareholders of ONEOK, Inc., an Oklahoma corporation, will be held at ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma, on May 20, 2004, at 10:00 a.m. local time, for the following purposes:

(1)	to elect four class A directors to serve a three-year term and one class B director to serve a one-year term;

(2)	to ratify the appointment of KPMG LLP as independent auditor of ONEOK, Inc., for the year ending December 31, 2004; and

(3)	to transact such other business as may properly come before the meeting or any adjournment of the meeting.

These matters are described more fully in the accompanying proxy statement.

Only shareholders of record at the close of business on March 25, 2004, are entitled to notice of and to vote at the annual meeting.

Your vote is important – as is the vote of every shareholder – and the Board of Directors appreciates the cooperation of shareholders in directing proxies to vote at the meeting. To make it easier for you to vote, Internet and telephone voting are available. The instructions in the accompanying proxy statement and attached to your proxy card describe how to use these convenient services. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed, postage-paid envelope.

You may revoke your proxy at any time by following the procedures in the accompanying proxy statement.

By order of the Board of Directors,

Eric Grimshaw

Secretary

April 1, 2004

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO APPOINT A PROXY AS SOON AS POSSIBLE BY INTERNET, TELEPHONE, OR MAIL SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. THE GIVING OF A PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR TO VOTE YOUR SHARES IN PERSON IN THE EVENT YOU SHOULD ATTEND THE ANNUAL MEETING.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors for use at our 2004 annual meeting of shareholders to be held at the time and place set forth in the accompanying notice. The approximate date of the mailing of this proxy statement and accompanying proxy card is April 7, 2004. Unless we otherwise indicate or unless the context requires otherwise, all references in this proxy statement to “we,” “our,” “us,” or the “company” or similar references mean ONEOK, Inc. and its subsidiaries, predecessors, and acquired businesses.

VOTING METHODS

This proxy statement describes important issues affecting our company. If you were a shareholder of record on the record date of March 25, 2004, you have the right to vote your shares in person at the meeting or to appoint a proxy through the Internet, by telephone, or by mail. The Internet and telephone methods of voting are generally available 24 hours a day and will ensure that your proxy is confirmed and posted immediately. You may revoke your proxy any time before the annual meeting. Please help us save time and postage costs by appointing a proxy via the Internet or by telephone.

When you appoint a proxy via the Internet, by telephone, or by mailing a proxy card, you are appointing David L. Kyle and John A. Gaberino, Jr. as your representatives at the annual meeting, and they will vote your shares as you have instructed them.

To appoint a proxy, please select from the following options:

1.	Via the Internet
	a.	Go to the web site at http://www.eproxyvote.com/oke, 24 hours a day, 7 days a week.
	b.	Enter the control number that appears on your proxy card. This process is designed to verify that you are a shareholder and allows you to vote your shares and confirm that your instructions have been properly recorded.
	c.	Follow the simple instructions.
	d.	Appointing a proxy through the Internet is also available to shareholders who hold their shares in the ONEOK, Inc. Direct Stock Purchase and Dividend Reinvestment Plan and the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries
	e.	If you appoint a proxy via the Internet, you do not have to mail your proxy card.

2.	By telephone
	a.	On a touch-tone telephone, call toll-free 1-800-758-6973, 24 hours a day, 7 days a week.
	b.	Enter the control number that appears on your proxy card. This process is designed to verify that you are a shareholder and allows you to vote your shares and confirm that your instructions have been properly recorded.
	c.	Follow the simple recorded instructions.
	d.	Appointing a proxy by telephone is also available to shareholders who hold their shares in the ONEOK, Inc. Direct Stock Purchase and Dividend Reinvestment Plan and the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries.
	e.	If you appoint a proxy by telephone, you do not have to mail your proxy card.

3.	By mail
	a.	Mark your selections on the proxy card.
	b.	Date and sign your name exactly as it appears on your proxy card.
	c.	Mail the proxy card in the enclosed postage-paid envelope.

If your shares are held in the name of a broker, bank, or other holder of record, you will receive instructions that you must follow in order for your shares to be voted.

Your vote is important. Thank you for voting.

QUESTIONS AND ANSWERS

1.	Q:	Who may attend the annual meeting?

	A:	All shareholders who held shares of our common stock on March 25, 2004, may attend. If your shares are held in the name of a broker, bank, or other holder of record, often referred to as “in street name,” just bring a copy of your brokerage account statement or a proxy card which you can get from your broker, bank, or other holder of record of your shares.

2.	Q:	How do I vote?

	A:	You may vote in person at the meeting or you may appoint a proxy, via the Internet, by telephone, or by mail, to vote your shares. Please refer to page three of this proxy statement for a description of the voting methods available this year. If you return a signed card but do not provide voting instructions, your shares will be voted for the two proposals to be voted on at the meeting.

3.	Q:	How do I revoke my proxy?

	A:	You have the right to revoke your proxy at any time before the meeting by:

(1) notifying our corporate secretary in writing;
(2) authorizing a different proxy via the Internet;
(3) authorizing a different proxy by telephone;
(4) returning a later-dated proxy card; or
(5) voting in person.

4.	Q:	Is my vote confidential?

A:

Proxy cards, ballots, and voting tabulations that identify individual shareholders are mailed and returned directly to our stock transfer agent which is responsible for tabulating the vote in a manner that protects your voting privacy. It is our policy to protect the confidentiality of shareholder votes throughout the voting process. The vote of any shareholder will not be disclosed to our directors, officers, or employees, except:

•    to meet legal requirements;

•    to assert or defend claims for or against us; or

•    in those limited circumstances where

(1) a proxy solicitation is contested;

(2) a shareholder writes comments on a proxy card; or

(3) a shareholder authorizes disclosure.

Both the tabulators and the inspectors of election have been, and will remain, independent of us. This policy does not prohibit shareholders from disclosing the nature of their votes to our directors, officers, or employees, or prevent us from voluntarily communicating with our shareholders, ascertaining which shareholders have voted, or making efforts to encourage shareholders to vote.

5.	Q:	How is common stock held in our Thrift Plan voted?

	A:	Thrift Plan votes receive the same confidentiality as all other shares voted. If you hold shares of our common stock through our Thrift Plan, in order for your Thrift Plan shares to be voted as you wish, you must instruct the Thrift Plan’s trustee, Bank of Oklahoma, N.A., how to vote those shares by providing your instructions electronically via the Internet, by telephone, or by mail. If you fail to provide your instructions or if you return an instruction card with an unclear voting designation, or with no voting designation at all, then the trustee will vote the shares in your account in proportion to the way the other participants in our Thrift Plan vote their shares.

6.	Q:	How will shares for which a proxy is appointed be voted on any other business conducted at the annual meeting that is not described in this proxy statement?

	A:	Although we do not know of any business to be considered at the 2004 annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting, your proxy gives authority to David L. Kyle, our Chairman of the Board, President, and Chief Executive Officer, and John A. Gaberino, Jr., our Senior Vice President and General Counsel, to vote on these matters at their discretion.

7.	Q:	What shares are included on the proxy card(s)?

	A:	The shares on your proxy card(s) represent ALL of your shares, including those in our Direct Stock Purchase and Dividend Reinvestment Plan, but excluding shares held for your account by Bank of Oklahoma, N.A., as trustee for our Thrift Plan. If you do not authorize a proxy via the Internet, by telephone, or by mail, your shares, except for those held in our Thrift Plan, will not be voted. Please refer to Question #5 for an explanation of the voting procedures for our shares held by our Thrift Plan.

8.	Q:	What does it mean if I receive more than one proxy card?

	A:	If your shares are registered differently and are in more than one account, you will receive more than one proxy card and proxy statement. Please sign and return all proxy cards to ensure that all your shares are voted. We encourage you to have all accounts registered in the same name and address whenever possible.

9.	Q:	What out-of-pocket costs will we incur in soliciting proxies?

	A:	Morrow & Co., Inc. will assist us in the distribution of proxy materials and solicitation of votes for a fee of $8,500, plus out-of-pocket expenses. We also reimburse brokerage firms, banks, and other custodians, nominees, and fiduciaries for their reasonable expenses for forwarding proxy materials to shareholders. We will pay all costs of soliciting proxies.

10.	Q:	Who is soliciting my proxy?

	A:	Our Board of Directors is sending you this proxy statement in connection with its solicitation of proxies for use at our 2004 annual meeting of shareholders. Certain of our directors, officers, and employees also may solicit proxies on our behalf in person or by mail, telephone, or fax.

OUTSTANDING STOCK AND VOTING

Voting

Only shareholders of record at the close of business on March 25, 2004, are entitled to notice of, and to vote at, the annual meeting. As of that date, 102,500,784 shares of common stock were outstanding. Each outstanding share entitles the holder to one vote on each matter submitted to a vote of shareholders at the meeting. No other class of our stock is entitled to vote on matters to come before the meeting.

Shareholders of record may vote in person or by proxy at the annual meeting. All properly submitted proxies received prior to the commencement of voting at the annual meeting will be voted in accordance with the voting instructions contained on the proxy. Shares for which signed proxies are submitted without voting instructions will be voted (except to the extent they constitute broker “non-votes”) (1) FOR Proposal 1 to elect the nominees for director proposed by our Board of Directors and (2) FOR Proposal 2 to ratify the appointment of KPMG LLP as our independent auditor for the year ending December 31, 2004. In connection with any other business that may properly come before the meeting, proxies will be voted in the discretion of the persons named in the proxy. The term broker “non-votes” refers to proxies submitted by brokers that do not contain voting instructions on a particular matter. The persons named as proxies were designated by the Board of Directors of our company.

To vote shares held through a broker, bank, or other holder of record, a shareholder must provide voting instructions to his or her broker, bank, or other holder of record. Brokerage firms, banks, and other fiduciaries are required to request voting instructions for shares they hold on behalf of their customers and others. We encourage you to provide instructions to your brokerage firm, bank, or other fiduciary on how to vote your shares. Under New York Stock Exchange rules, brokerage firms will have discretion to vote, at our annual meeting, the shares of customers who fail to provide voting instructions. If you do not provide instructions to your brokerage firm to vote your shares, your brokerage firm may either vote your shares on the matters being presented at our annual meeting or leave your shares unvoted.

Our stock transfer agent will be responsible for tabulating and certifying the votes cast at the meeting.

Quorum

The holders of a majority of the shares entitled to vote at the annual meeting, represented in person or by proxy, constitute a quorum for the transaction of business at the annual meeting. Shares for which completed proxies are submitted without voting instructions, including broker “non-votes,” and abstentions will be counted as present for purposes of determining whether there is a quorum at the annual meeting.

If a quorum is not present at the scheduled time of the meeting, the shareholders who are present in person or by proxy may adjourn the meeting until a quorum is present. If the time and place of the adjourned meeting are announced at the time the adjournment is taken, no other notice will be given. If the adjournment is for more than 30 days, or if a new record date is set for the adjourned meeting, a notice will be given to each shareholder entitled to notice and to vote at the meeting.

Matters to be Voted Upon

At the annual meeting, the following matters will be voted upon:

(1)	a proposal to elect four class A directors and one class B director as members of our Board of Directors (Proposal 1);

(2)	a proposal to ratify the appointment of KPMG LLP as our independent auditor for the year ending December 31, 2004 (Proposal 2); and

(3)	such other business as may properly come before the meeting or any adjournment of the meeting, although we know of no other matters that are likely to be brought before the annual meeting.

Votes Required

Proposal 1—Election of Directors. In accordance with our by-laws, directors will be elected by a plurality of the votes cast at the annual meeting. Accordingly, broker “non-votes” with respect to the election of directors will not be included in the tabulation of the votes cast.

Proposal 2—Ratification of Appointment of KPMG LLP as Independent Auditor. In accordance with our by-laws, approval of the proposal to ratify the appointment of KPMG LLP as our independent auditor for the year ending December 31, 2004, requires the affirmative vote of a majority of the shares of common stock voting or abstaining on this proposal at the meeting. Abstentions will have the effect of a vote against the proposal. Broker “non-votes” with respect to the ratification of the appointment of KPMG LLP will not be included in the tabulation of votes cast and abstentions.

Revoking a Proxy

Any shareholder may revoke his or her proxy at any time before it is voted at the meeting by (1) delivering a proxy card bearing a later date, (2) filing with our corporate secretary a written notice of revocation, (3) authorizing a different proxy by the Internet or by telephone, or (4) voting in person at the meeting. The mailing address of our executive office is 100 West Fifth Street, Tulsa, Oklahoma 74103. A shareholder’s presence without voting at the annual meeting will not automatically revoke a previously delivered proxy, and any revocation during the meeting will not affect votes previously taken.

Solicitation

Solicitation of proxies will be primarily by mail and telephone. We have engaged Morrow & Co., Inc. to solicit proxies for a fee of $8,500, plus out-of-pocket expenses. In addition, our officers, directors, and employees may solicit proxies on our behalf in person or by mail, telephone, and facsimile transmission, for which such persons will receive no additional compensation. We will pay all costs of soliciting proxies. We will reimburse brokerage firms, banks, and other custodians, nominees, and fiduciaries for their reasonable expenses for forwarding proxy materials to beneficial owners of our common stock.

GOVERNANCE OF THE COMPANY

Governance Developments

We regularly monitor developments in the area of corporate governance. In July 2002, the United States Congress passed the Sarbanes-Oxley Act of 2002 which, among other things, sets forth a number of new corporate governance and disclosure requirements. The Securities and Exchange Commission has adopted a significant number of new regulations under the Sarbanes-Oxley Act. In addition, the New York Stock Exchange has recently adopted changes to its corporate governance and listing requirements. The Board of Directors and its committees have taken actions to comply with these rules and standards, including adopting amended charters for our Audit, Executive Compensation, and Corporate Governance Committees. Copies of the amended charters of our Audit Committee, Executive Compensation Committee, Corporate Governance Committee, and Executive Committee are available on our website at www.oneok.com and from our Investor Relations Department.

We will continue to monitor the progress of pending corporate governance legislation and related rule-making initiatives and will continue to evaluate our committee charters, duties, and responsibilities with the intention of maintaining full compliance with existing and any new governance requirements.

Corporate Governance Guidelines

In 1999, our Board of Directors adopted corporate governance guidelines. Key areas of the guidelines are: director qualification standards, including the requirement that a majority of our directors be “independent”;

director responsibilities; director access to management; director compensation; management succession; evaluation of performance of our Board; and structure and operations of our Board. Our Board of Directors periodically reviews our corporate governance guidelines and may revise the guidelines from time to time as conditions warrant. The full text of our corporate governance guidelines is published on our website at www.oneok.com and is available from our Investor Relations Department.

Code of Business Conduct

Since 1998, we have had a code of business conduct which applies to our directors, officers (including our principal executive and financial officers, principal accounting officer, or controller and other persons performing similar functions) and all other employees. We require all directors, officers, and employees to adhere to our code of business conduct in addressing the legal and ethical issues encountered in conducting their work for the company. Our code of business conduct requires that our directors, officers, and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in our company’s best interest. All directors, officers, and employees are required to report any conduct that they believe to be an actual or apparent violation of our code of business conduct.

The full text of our code of business conduct is published on our website at www.oneok.com and is available from our Investor Relations Department. We intend to disclose on our web site future amendments to, or waivers from, our code of business conduct, as required by the rules of the Securities and Exchange Commission and the New York Stock Exchange.

Complaint Procedures

The Sarbanes-Oxley Act of 2002 and applicable rules of the Securities and Exchange Commission require companies to have procedures to receive, retain, and treat complaints regarding accounting, internal accounting controls, or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Our Board of Directors has adopted a whistleblower policy which includes such procedures. The full text of this policy is published on our website at www.oneok.com and is available from our Investor Relations Department.

Director Independence

Our corporate governance guidelines provide that a majority of our Board will be “independent” under the applicable independence requirements of the New York Stock Exchange and the Securities and Exchange Commission. These guidelines and the rules of the New York Stock Exchange provide that, in qualifying a director as independent, the Board must make an affirmative determination that the director has no material relationship with our company either directly or as a partner, shareholder, or officer of an organization that has a relationship with our company.

Our Board of Directors has affirmatively determined that its members William M. Bell, James C. Day, William L. Ford, Bert H. Mackie, Pattye L. Moore, Douglas A. Newsom, Gary D. Parker, and J.D. Scott have no material relationship with our company and each otherwise qualifies as “independent” under our corporate governance guidelines, our director independence guidelines, and the rules of the New York Stock Exchange. The Board’s determinations of director independence were made in accordance with the director independence guidelines adopted by the Board which include categorical standards of independence. Our director independence guidelines are included in this proxy statement as Appendix A. Directors who meet these standards are considered to be “independent.”

Board and Committee Membership

Our business, property, and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chairman and Chief Executive Officer and other officers, by reviewing materials provided to them, by visiting our offices and facilities, and by participating in meetings of the Board and its committees.

During 2003, the Board of Directors held eight regular meetings and four special meetings. All of our incumbent Directors attended at least 75 percent of all meetings of the Board and Board committees on which they served in 2003, except Mollie B. Williford, who, because of pre-existing commitments, was able to attend 66% of the six meetings of the Board and 83% of the meetings of the two Board committees on which she served held after her election to the Board on May 9, 2003. In addition, all members of our Board of Directors, except Ms. Williford, attended our 2003 annual meeting of shareholders in Tulsa, Oklahoma on May 15, 2003. We strongly support and encourage each member of our Board to attend each of our annual meetings of shareholders.

The Board has four standing committees consisting of the Audit Committee, the Corporate Governance Committee, the Executive Compensation Committee, and the Executive Committee. The table below provides current membership of our Board and each of our Board committees. Each member of our Audit Committee, Corporate Governance Committee, and Executive Compensation Committee is independent under our corporate governance guidelines, director independence guidelines, and the rules of the New York Stock Exchange.

Director	Audit	Executive Compensation	Corporate Governance	Executive
William M. Bell	X*		X	X
James C. Day	X		X
Julie H. Edwards
William L. Ford	X	X*		X
David L. Kyle				X*
Bert H. Mackie	X	X	X
Pattye L. Moore		X	X
Douglas A. Newsom		X	X*	X
Gary D. Parker	X	X	X
J. D. Scott	X		X	X
Mollie B. Williford
* Chair

The responsibilities of our Board committees are summarized below. From time to time the Board, in its discretion, may form other committees.

The Audit Committee.    Under the terms of its charter, the Audit Committee meets at least four times each year, including periodic meetings held separately with each of management, our internal auditor and our independent auditor. The Audit Committee held six meetings in 2003. The Audit Committee represents and assists the Board with the oversight of the integrity of our financial statements and internal controls, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of our internal audit function and the independent auditor. In addition, the Committee is responsible for:

•	appointing, compensating, retaining, and overseeing our independent auditor;

•	reviewing the scope, plans, and results relating to our internal and external audits and our financial statements;

•	reviewing our financial condition;

•	monitoring and evaluating the integrity of our financial reporting processes and procedures;

•	assessing our significant business and financial risks and exposures and evaluating the adequacy of our internal controls in connection with such risks and exposures, including, but not limited to, accounting and disclosure controls;

•	reviewing our policies on ethical business conduct and monitoring our compliance with those policies; and

•	monitoring our litigation and legal costs.

Our independent auditor reports directly to our Audit Committee. The Board has determined that William M. Bell, chair of our Audit Committee, is an audit committee financial expert under the applicable rules of the Securities and Exchange Commission.

The Executive Compensation Committee.    Our Executive Compensation Committee is responsible for establishing annual and long-term performance goals and objectives for our officers. This responsibility includes:

•	discharging the Board of Directors’ responsibilities relating to compensation, benefits, and personnel administration of our employees;

•	evaluating the performance, and recommending to the Board of Directors the compensation of our Chief Executive Officer and principal executive officers and such other officers as the committee may determine;

•	reviewing our executive compensation programs to ensure the attraction, retention, and appropriate compensation of executive officers in order to motivate their performance in the achievement of our business objectives, and to align their interests with the long-term interests of our shareholders; and

•	reviewing and making recommendations to the Board on executive and director compensation, personnel policies, programs, and plans.

The Committee employs a compensation consultant to assist in the evaluation of the compensation of our Chief Executive Officer and other officers. For more information on executive compensation, see the 2004 Report of the Executive Compensation Committee included elsewhere in this proxy statement. Under the terms of its charter, the Executive Compensation Committee meets at least two times each year. The Committee held four meetings in 2003.

The Corporate Governance Committee.    Our Corporate Governance Committee is responsible for considering and making recommendations to the Board concerning the appropriate size, function, and needs of the Board. This responsibility includes:

•	identifying and recommending qualified director candidates, including qualified director candidates suggested by our shareholders in written submissions to our corporate secretary in accordance with our by-laws;

•	making recommendations to the Board of Directors with respect to electing directors and filling vacancies on the Board;

•	reviewing and making recommendations to the Board of Directors with respect to the organization, structure, size, composition, and operation of the Board and its committees;

•	adopting plans and policies for management succession and development, and an effective process for director selection and tenure by making recommendations on the Board’s organization and practices and by aiding in identifying and recruiting director candidates; and

•	reviewing and making recommendations with respect to other corporate governance matters.

Under the terms of its charter, the Corporate Governance Committee meets at least two times each year. The Committee held four meetings in 2003.

The Executive Committee.    In the intervals between meetings of our Board of Directors, the Executive Committee may, except as otherwise provided in our certificate of incorporation, exercise the powers and authority of the Board of Directors in the management of our property, affairs, and business. The function of this committee is to act on major matters where it deems action appropriate, providing a degree of flexibility and ability to respond to time-sensitive business and legal matters without calling a special meeting of our full Board. This committee reports to the Board at its next regular meeting on any actions taken. It is our practice to seek ratification by the full Board of the actions taken by the Executive Committee. The Committee did not meet in 2003.

Director Nominations

Our corporate governance guidelines provide that the Board is responsible for nominating candidates for Board membership, and delegates the screening process to the Corporate Governance Committee of the Board. This Committee, with recommendations and input from the Chairman of the Board and Chief Executive Officer and other directors and, to the extent provided, from shareholders, will evaluate the qualifications of each director candidate and assess the appropriate mix of skills and characteristics required of Board members in the context of the perceived needs of the Board at a given point in time. This Committee is responsible for recommending to the full Board candidates for nomination by the Board for election as members of our Board of Directors.

Candidates for nomination by the Board, including candidates recommended by our shareholders, must be committed to devote the time and effort necessary to be productive members of the Board and should possess the level of education, experience, sophistication, and expertise required to perform the duties of a member of a Board of Directors of a public company of our size and scope. In nominating candidates, the Board will endeavor to establish director diversity in personal background, race, gender, age, and nationality. The Board also seeks to maintain a mix that includes, but is not limited to, the following areas of core competency: accounting and finance; investment banking; business judgment; management; industry knowledge; crisis response; international business; leadership; strategic vision; law; and corporate relations.

The Corporate Governance Committee’s charter provides that the Committee has the responsibility, in consultation with our Chairman of the Board and Chief Executive Officer, to search for, recruit, screen, interview, and select candidates for new directors as necessary to fill vacancies or the additional needs of the Board, and to consider management and shareholder recommendations for candidates for nomination by the Board. In carrying out this responsibility, the Committee evaluates the qualifications and performance of incumbent directors and determines whether to recommend them for re-election to the Board. In addition, the Committee determines, as necessary, the portfolio of skills, experience, diversity, perspective, and background required for the effective functioning of the Board considering our business strategy and our regulatory, geographic, and market environments. The Committee has also retained a third-party search consultant to assist the Committee from time to time in identifying and evaluating director candidates.

Our Board has recently approved an amendment to our corporate governance guidelines to add a policy regarding the Committee’s consideration of prospective director candidates recommended by shareholders for nomination by our Board. Under this policy, any shareholder who wishes to recommend a prospective candidate for nomination by our Board for election at our 2005 annual meeting should send a letter of recommendation to our corporate secretary at our principal executive offices no later than September 30, 2004. The letter should include, in addition to the name, address and number of shares owned by the recommending shareholder, including, if the recommending shareholder is not a shareholder of record, proof of ownership of the type referred to in Rule 14a-8(b)(2) of the proxy rules of the Securities Exchange Commission, the prospective candidate’s name and address, a listing of the prospective candidate’s background, qualifications and relationships with our company, and all other information necessary for our Board to determine whether the prospective candidate meets the independence standards under the rules of the New York Stock Exchange and our director independence guidelines. A signed statement from the prospective candidate should accompany the letter of recommendation indicating that he or she consents to being considered as a nominee and that, if nominated by the Board and elected by the shareholders, he or she will serve as a director. The Committee evaluates prospective candidates recommended by shareholders for nomination by our Board in light of the factors set forth above.

Neither the Committee, the Board of Directors, nor our company itself discriminates in any way against prospective candidates for nomination by the Board on the basis of age, sex, race, religion, or other personal characteristics. There are no differences in the manner in which the Committee or the Board evaluates prospective candidates based on whether or not the prospective candidate is recommended by a shareholder.

In addition to having the ability to recommend prospective candidates for nomination by our Board, under our by-laws, shareholders may themselves nominate candidates for election at an annual shareholders meeting. Any shareholder who desires to nominate candidates for election as directors at our 2005 annual meeting, must follow the procedures set forth in our by-laws. Under these procedures, notice of a shareholder nomination for the election of a director must be received by our corporate secretary at our principal executive offices no earlier than 90 days and no later than 60 days before our 2005 annual meeting, so long as we announce the date of our 2005 annual meeting at least 70 days prior to the date of such meeting. Otherwise, our corporate secretary must receive notice of a shareholder nomination by the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting is mailed or the day on which public announcement is made. In accordance with our by-laws, a shareholder notice must contain certain information, including, as to such person whom the shareholder desires to nominate for election as a director: (a) the name, age, business address and residence address of such person; (b) the principal occupation or employment of such person; (c) the class and number of our shares which are beneficially owned by such person on the date of such shareholder’s notice; and (d) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required under the applicable rules of the Securities and Exchange Commission, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected. In addition, as to the shareholder giving the notice, the notice must set forth the name and address, as they appear on our books, of such shareholder and any other shareholders known by such shareholder to be supporting such nominee, and the class and number of our shares which are beneficially owned by such shareholder on the date of such shareholder’s notice and by any other shareholders known by such shareholder to be supporting such nominee on the date of such shareholder’s notice.

Director Compensation

A director who is an officer or employee receives no compensation for his or her service as a director or as a member of a committee of our Board.

Compensation for our independent directors for the year ended December 31, 2003, consisted of an annual cash retainer of $25,000, a stock retainer of 500 shares of our common stock, a stock option grant for 10,000 shares of our common stock at an exercise price of $17.28 per share (the average of the high and low trading prices on the date of grant of our common stock on the New York Stock Exchange) granted under our Non-Employee Directors’ Stock Compensation Plan, and meeting fees of $1,500 for each Board or committee meeting attended in person or $750 for each Board or committee meeting attended by telephone. In addition, each chair of our Audit, Executive Compensation, and Corporate Governance Committees received an additional annual cash retainer of $3,500.

The following table sets forth the compensation paid to our directors in 2003.

2003 DIRECTOR FEES

Director	Annual Board/Committee Retainer(1)	Board Meeting Fees	Committee Meeting Fees	Total
Edwyna G. Anderson (2)	$14,010	$4,350	$4,500	$22,860
William M. Bell	$37,138	$14,850	$12,600	$64,588
William L. Ford	$37,138	$14,850	$12,750	$64,738
Bert H. Mackie	$33,638	$14,100	$18,000	$65,738
Pattye L. Moore	$33,638	$13,350	$9,750	$56,738
Douglas Ann Newsom	$37,138	$14,850	$11,250	$63,238
Gary D. Parker	$33,638	$14,850	$18,600	$67,088
J. D. Scott	$33,638	$14,850	$12,000	$60,488
Mollie B. Williford (3)	$23,260	$5,250	$6,000	$34,510
All directors as a group:	$283,236	$111,300	$105,450	$499,986

(1)	Includes the value of 500 shares of our common stock issued to such director based on the average of the high and low trading prices of our common stock on the New York Stock Exchange on the date of issue, and excludes the value of options to purchase 10,000 shares of our common stock granted to each independent director under our Non-Employee Director’s Stock Compensation Plan.

(2)	In accordance with our by-laws, Ms. Anderson retired from the Board following our 2003 annual meeting of shareholders in May, 2003. Ms. Anderson’s annual Board retainers were pro-rated to reflect her retirement from the Board.

(3)	Ms. Williford’s annual Board retainers were pro-rated to reflect her election to the Board in May 2003.

Non-employee directors may defer all or a part of their annual cash retainer, annual stock retainer, and meeting fees under our Deferred Compensation Plan for Non-Employee Directors. During the year ended December 31, 2003, approximately $215,525 of the total amount payable for directors’ fees was deferred, at the election of directors, under our Deferred Compensation Plan for Non-Employee Directors.

Deferred amounts are treated, at the election of the participating director, either as phantom stock or as a cash deferral. Phantom stock deferrals are treated as though the deferred amount is invested in our common stock at the fair market value on the date earned. Phantom stock earns the equivalent of dividends declared on our common stock, reinvested in shares of our common stock based on the fair market value on the payment date of each common stock dividend. The shares of our common stock reflected in a non-employee director’s phantom stock account are issued to the director under our Long-Term Incentive Plan on the last day of the director’s service as a director or a later date selected by the director. Cash deferrals earn interest at a rate equal to Moody’s Corporate Bond Yield AAA Average on the first business day of the plan year, plus 100 basis points.

All directors are reimbursed for reasonable expenses incurred in connection with attendance at Board and committee meetings. We also provide business travel accident insurance for non-employee directors. The policy provides $100,000 of death or dismemberment coverage to directors.

Compensation Committee Interlocks and Insider Participation

During 2003, our Executive Compensation Committee consisted of Messrs. Ford, Mackie, and Parker, and Mmes. Moore, Newsom, and Williford. No member of the Committee was an officer or employee of the company or any of its subsidiaries during 2003 and no member of the Committee was formerly an officer of the company or any of its subsidiaries. In addition, none of our executive officers have served as a member of a compensation committee or Board of Directors of any other entity an executive officer of which is currently serving as a member of our Board of Directors.

Other Governance Information

Executive Sessions of the Board.    The non-management members of our Board of Directors meet from time to time in executive session without any members of management present. During 2003, the non-management members of our Board met in executive session during each of the eight regular meetings of the Board held during the year. We intend to continue this practice of regularly scheduled meetings of the non-management members of our Board, including an executive session at least once a year attended only by members of our Board who are independent under our director independence guidelines and the rules of the New York Stock Exchange. Our corporate governance guidelines provide that the chair of our Corporate Governance Committee, currently Douglas Ann Newsom, presides as the chair at executive session meetings of the non-management and independent members of our Board.

Communications with Directors.    Our Board believes that it is management’s role to speak for our company. Our Board also believes that any communications between members of the Board and interested parties, including shareholders, should be conducted with the knowledge of our company’s Chief Executive Officer. Interested parties, including shareholders, may contact one or more members of our Board of Directors, including non-management directors and non-management directors as a group, by writing to the director or directors in care of our Corporate Secretary at our corporate headquarters. A communication received from an interested party or shareholder will be promptly forwarded to the director or directors to whom the communication is addressed. A copy of the communication will also be provided to our Chief Executive Officer. We will not, however, forward sales or marketing materials or correspondence not clearly identified as interested party or shareholder correspondence.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our certificate of incorporation divides our Board of Directors into three classes (A, B, and C). Each class is elected for a term of three years with the term of one class expiring at each annual meeting of our shareholders. Our by-laws provide that a director shall retire from the Board on such person’s 73rd birthday. In accordance with our by-laws, J.D. Scott, who is a nominee for re-election to the Board in class A, will, if elected, retire from the Board on December 28, 2004, prior to the completion of his three-year term.

Our Board of Directors currently consists of eleven members. At the annual meeting, four directors will be elected to class A for a three-year term, and one director will be elected to class B for a one-year term. In January 2004, Julie H. Edwards was elected to our Board in class A and in February 2004, James C. Day was elected to our Board in class B. At the annual meeting, both Ms. Edwards and Mr. Day will stand for re-election to our Board in class A and class B, respectively.

The persons named in the accompanying proxy card intend to vote such proxy in favor of the election of the nominees named below, who are currently directors, unless authority to vote for the director is withheld on the proxy. Although the Board of Directors has no reason to believe that the nominees will be unable to serve as directors, if a nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board of Directors, unless contrary instructions are given on the proxy.

Set forth below is certain information with respect to each nominee for election as a director and each continuing director. Your Board unanimously recommends a vote FOR each nominee.

Nominees—Class A

(term ending 2007)

William M. Bell

Age 68

Director since 1981

Mr. Bell is Vice Chairman of BancFirst of Oklahoma City. He joined BancFirst in April 2001, after retiring in January 2001 as President and director of Bank One, Oklahoma, N.A. During the past forty years he has been involved in all facets of commercial banking, retail banking, mortgage banking, and real estate finance and fiduciary services. Mr. Bell served as President, Chairman, and Chief Executive Officer of Liberty National Bank and Trust Company (predecessor to Bank One).

Julie H. Edwards

Age: 45

Director since 2004

Ms. Edwards is Executive Vice President-Finance & Administration of Frontier Oil Corporation. She joined Frontier in 1991 and has served in several roles there. From 1985 to February 1991, she was employed by Smith Barney, Harris Upham & Co. Inc. in the Corporate Finance Department. Prior to 1985, she was employed by Amerada Hess Corporation and American Ultramar, Ltd., oil and gas companies, as a geologist. Ms. Edwards is a member of the board of directors of Link Energy LLC, formerly EOTT Energy LLC, a crude oil pipeline company, the new entity that emerged from the bankruptcy of EOTT Energy Partners, L.P.

Pattye L. Moore

Age 45

Director since 2002

Ms. Moore is President-Sonic Corp. She joined Sonic in June of 1992 as Vice President-Marketing, was promoted to Senior Vice President-Marketing and Brand Development in September 1995, and became Executive Vice President and a member of the Board of Directors in January 2000. Prior to joining Sonic, Ms. Moore spent eight years in account management positions with Advertising Incorporated, a Tulsa-based advertising agency. She is active in industry and community organizations such as the Arthritis Foundation where she is the immediate past chair of the national board of directors. Ms. Moore is also a member of the board of the Oklahoma Chapter of the Arthritis Foundation.

J. D. Scott Age 72 Director since 1979 Mr. Scott served as President, Chief Executive Officer, and Chairman of the Board of ONEOK Inc. from January 1987 until he retired in 1994.

Nominee—Class B

(term ending 2005)

James C. Day

Age 61

Director since 2004

Mr. Day has served as Chairman of the Board since 1992, and as Chief Executive Officer since 1984 of Noble Corporation, a Texas-based offshore drilling contractor. He previously served as President of Noble Corporation from 1984 to 1999. From 1983 until his election as President and Chief Executive Officer, Mr. Day served as Vice President of Noble Corporation. Mr. Day is also a director of Global Industries, Ltd. and Noble Energy, Inc., and is a trustee of The Samuel Roberts Noble Foundation, Inc.

Continuing Directors—Class B

(term ending 2005)

David L. Kyle

Age 51

Director since 1995

Mr. Kyle is the Chairman of the Board, President, and Chief Executive Officer of ONEOK, Inc. He was employed by Oklahoma Natural Gas Company in 1974 as an engineer trainee. He served in a number of positions prior to being elected Vice President of Gas Supply September 1, 1986, and Executive Vice President May 17, 1990 of Oklahoma Natural Gas Company. He was elected President of Oklahoma Natural Gas Company on September 1, 1994. He was elected President of ONEOK Inc. effective September 1, 1997, and was elected Chairman of the Board and appointed the Chief Executive Officer of ONEOK, Inc. August 28, 2000. Mr. Kyle is a member of the boards of directors of Bank of Oklahoma Financial Corporation and Blue Cross and Blue Shield of Oklahoma.

Bert H. Mackie

Age 61

Director since 1989

Mr. Mackie is the President and director of the Security National Bank in Enid, Oklahoma, where he served since 1962 in all facets of commerce banking. He is a licensed securities dealer and licensed to do business in real estate and insurance. Mr. Mackie serves as an officer or director of many educational and business organizations, including the Treasurer and Board of Trustees of the Oklahoma Foundation for Excellence, Oklahoma Academy for Goals, Regent for Oklahoma Banking Association Intermediate School of Banking and the Board of Governors of St. Mary’s Regional Medical Center. He is chairman of the Garfield County Joint Industrial Foundation and Treasurer of the Enid Economic Coalition.

Mollie B. Williford

Age 67

Director since 2003

Ms. Williford has been Chairman of Tulsa-based Williford Companies since 1996. The Williford Companies include: Williford Energy, which is involved in oil and gas exploration; Safety Training Systems, Inc., which builds flight simulators; and Williford Building Corporation, which holds commercial real estate. She is a trustee of the Helmerich Women’s Health Center in Tulsa, Oklahoma, and serves on many other community and civic boards.

Continuing Directors—Class C

(term ending 2006)

William L. Ford

Age 61

Director since 1981

Mr. Ford has served as President of Shawnee Milling Company since 1979. He serves, and has served, on the boards of numerous civic and business organizations and not-for-profit associations.

Douglas Ann Newsom, Ph.D.

Age 70

Director since 1982

Dr. Newsom has been a Professor within the Department of Journalism at Texas Christian University, Fort Worth, Texas, since 1969, and taught as an adjunct professor during 1968. Dr. Newsom is the director of the department’s two graduate programs and two international undergraduate programs. In addition to her teaching position, Dr. Newsom is a textbook author and public relations counselor. Dr. Newsom serves as a director of the Catholic Charities, Diocese of Ft. Worth, and on the Vestry of Trinity Episcopal Church.

Gary D. Parker

Age 58

Director since 1991

Mr. Parker, a certified public accountant, is also the majority shareholder of Moffitt, Parker & Company, Inc., and has been President of the firm since 1982. He is a director of First Muskogee Financial Corp. and the First National Bank of Muskogee, Oklahoma.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF KPMG LLP

AS INDEPENDENT AUDITOR

Appointment of KPMG LLP

Our Board of Directors has ratified the selection by our Audit Committee of KPMG LLP to serve as our independent auditor for 2004. KPMG LLP has unrestricted access to our Audit Committee to discuss audit findings and other financial matters.

Representatives of KPMG LLP will be present at the annual meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the meeting. Your Board unanimously recommends a vote FOR the approval of KPMG LLP’s appointment as independent auditor for 2004.

Audit and Non-Audit Fees

Audit services provided by KPMG LLP during the 2003 fiscal year included an audit of ONEOK’s consolidated financial statements, audits of the financial statements of certain of our affiliates, and audits of employee benefit plan financial statements. In addition, KPMG LLP provided various audit related services to us during the 2003 fiscal year.

The following table presents fees for audit services rendered by KPMG LLP for the audit of our annual financial statements for the years ended December 31, 2002 and 2003, and fees paid for other services rendered by KPMG LLP during those periods.

	2002	2003
Audit fees (1)	$1,150,000	$1,200,000
Audit related fees (2)	345,800	419,489
Tax fees (3)	—	19,675
All other fees	—	—

Total	$1,495,800	$1,639,164

(1)	Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as review of our interim unaudited financial statements included in our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

(2)	Audit related fees consisted principally of audits of employee benefit plans and special procedures related to regulatory filings.

(3)	Tax fees consist of tax compliance, tax planning, or tax advice.

Audit Committee Policy on Services Provided by Independent Auditor

Consistent with Securities and Exchange Commission and New York Stock Exchange policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Prior to engagement of the independent auditor for the next year’s audit, management will submit to the Audit Committee for approval an aggregate of services expected to be rendered during the following 12-month period for each of the following four categories of services:

1.	audit services comprised of audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including quarterly review of our unaudited financial statements, comfort letters, statutory audits, attest services and consultation regarding financial accounting and/or reporting standards;

2.	audit related services comprised of assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions and employee benefit plan audits;

3.	tax services comprised of tax compliance, tax planning, and tax advice; and

4.	all other permissible non-audit services, if any, that the audit committee believes are routine and recurring services that would not impair the independence of the auditor. No services that would be included in this category were provided to our company by KPMG LLP in 2002 or 2003.

To the extent it deems appropriate, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the services and fees are pre-approved if the fee for such services does not exceed $75,000. If the fees for such services exceed $75,000, the Audit Committee requires specific pre-approval before engaging the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

STOCK OWNERSHIP

Holdings of Major Shareholders

The following table sets forth the beneficial owners of five percent or more of any class of our voting securities known to us at March 1, 2004.

Title of Class	Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	Bank of Oklahoma, N.A. Trustee for the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries P.O. Box 2300 Tulsa, OK 74192	6,658,653 Direct (1)	6.5%
Common Stock	Barclays Global Investors, NA. 45 Fremont Street San Francisco, CA 94105	6,526,749(2)	6.3%
Common Stock	Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403	6,106,230(3)	5.9%

(1)	Each participant in the Thrift Plan is entitled to instruct the Trustee with respect to the voting of shares held in the participant’s account. With respect to any matter to be voted on by our shareholders, the Trustee will vote shares in a participant’s account for which the Trustee does not receive voting instructions in the same proportion as the Trustee votes shares in other accounts for which the Trustee does receive voting instructions.

(2)	Based upon the Schedule 13G filed with the Securities and Exchange Commission on February 17, 2004, in which Barclays Global Investors, NA, and certain affiliates reported that, as of December 31, 2003, Barclays Global Investors, NA, and certain affiliates, in the aggregate, beneficially owned 6,526,749 shares of ONEOK common stock and had sole voting and dispositive power over all those shares.

(3)	Based upon the Schedule 13G filed with the Securities and Exchange Commission in which Franklin Resources, Inc. and certain affiliates reported that, as of December 31, 2003, Franklin Resources, Inc. and certain affiliates, in the aggregate, beneficially owned 6,106,230 shares of ONEOK common stock including 848,330 shares issuable upon conversion of 700,000 of our equity units. According to the Schedule 13G, Franklin Advisers, Inc., an affiliate of Franklin Resources, Inc., has sole voting and dispositive power over 6,102,930 of those shares, and Fiduciary Trust Company International, an affiliate of Franklin Resources, Inc., has sole voting and dispositive power over 3,300 of those shares.

Holdings of Officers and Directors

The following table sets forth the number of shares of our common stock beneficially owned as of March 1, 2004, by (1) each director and nominee for director, (2) each of the executive officers named in the Summary Compensation Table under the caption “Executive Compensation” in this proxy statement, and (3) all directors and named executive officers as a group.

Name of Beneficial Owner (1)	Shares of Common Stock Beneficially Owned (2)	Directors’ Deferred Compensation Plan Phantom Stock (3)	Total of Shares of Common Stock Beneficially Owned Plus Directors’ Deferred Compensation Plan Phantom Stock	Percent of Class

William M. Bell (4)	36,198	15,107	51,305	*
James C. Day (5)	3,236	—	3,236	*
Julie H. Edwards	1,000	1,000	2,000	*
William L. Ford (6)	39,474	25,922	65,396	*
John A. Gaberino, Jr. (7)	99,717	—	99,717	*
John W. Gibson	90,558	—	90,558	*
James C. Kneale (8)	154,000	—	154,000	*
David L. Kyle	435,313	—	435,313	*
Bert H. Mackie	35,096	13,249	48,345	*
Pattye L. Moore	20,100	6,836	26,936	*
Douglas Ann Newsom	35,522	2,734	38,256	*
Gary D. Parker (9)	39,956	6,114	46,070	*
J. D. Scott	200,746	—	200,746	*
Christopher R Skoog	122,882	—	122,882	*
Mollie B. Williford	11,205	1,215	12,420	*
All directors and executive officers as a group:	1,325,003	72,177	1,397,180	1.36

*	Less than one percent

(1)	The business address for each of the directors and executive officers is c/o ONEOK, Inc., 100 West Fifth Street, Tulsa, Oklahoma 74103-4298.

(2)	Includes shares of common stock held by members of the family of the director or executive officer for which the director or executive officer has sole or shared voting or investment power, shares of common stock held in our Direct Stock Purchase and Dividend Reinvestment Plan, shares held through our Thrift Plan, shares of restricted stock, and shares that the director or executive officer had the right to acquire within 60 days of March 1, 2004. The following table sets forth for the persons indicated the number of shares of our common stock (a) which such persons had the right to acquire within 60 days after March 1, 2004 (all such shares are issuable upon the exercise of stock options granted under our Long-Term Incentive Plan or our Stock Compensation Plan for Non-Employee Directors), (b) which are held on the person’s behalf by the Trustee of our Thrift Plan as of March 1, 2004, and (c) which are held by the person under the Long-Term Incentive Plan as restricted stock.

Executive Officer/Director	Stock Options Exercisable within 60 Days	Stock Held by Thrift Plan	Restricted Stock

William M. Bell	30,000	—	—
James C. Day	—	—	—
Julie H. Edwards	—	—	—
William L. Ford	30,000		—
John A. Gaberino, Jr.	41,849	25,036	10,527
John W. Gibson	50,156	3,034	22,179
James C. Kneale	57,514	32,803	23,731
David L. Kyle	150,255	71,380	105,720
Bert H. Mackie	30,000	—	—
Pattye L. Moore	20,000	—	—
Douglas Ann Newsom	30,000	—	—
Gary D. Parker	30,000	—	—
J. D. Scott	30,000	—	—
Christopher R Skoog	77,667	12,724	22,179
Mollie B. Williford	—	—	—
All directors and executive officers as a group:	577,441	144,977	184,336

(3)	Each share of phantom stock is equal to one share of common stock, but phantom stock has no voting or other shareholder rights.

(4)	Includes 1,516 shares held in the Bell Family 1982 Revocable Trust.

(5)	Held by the James and Teresa Day Family Trust – 1998.

(6)	Includes 2,666 shares owned by the 1979 Leslie A. Ford Trust, of which William L. Ford is a trustee. Mr. Ford disclaims beneficial ownership of these shares.

(7)	Includes 252 shares held by Mrs. John A. Gaberino, Jr. Mr. Gaberino disclaims beneficial ownership of these shares.

(8)	Includes 3,959 shares held by Mrs. James C. Kneale and 480 shares held by Mr. Kneale’s daughter. Mr. Kneale disclaims beneficial ownership of these shares.

(9)	Includes 940 shares held by Mrs. Gary D. Parker.

Section 16(a) Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and beneficial owners of 10% or more of our common stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of our common stock. Based solely on a review of the copies of reports furnished to us and representations that no other reports were required, we believe that all of our directors, executive officers, and 10% or more shareholders during the fiscal year ended December 31, 2003, complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act, except as follows: (a) on May 20, 2003, Phyllis Worley, President of our Kansas Gas Service division, exercised options for 1,100 shares of our common stock. The Form 4 reporting this transaction was filed late; (b) in July 2003, Pattye L. Moore, a director, learned that without her prior knowledge, her financial planner had purchased 100 shares of our common stock in June 2003, for MPML, LLC, a company owned by Ms. Moore and her husband. Since Ms. Moore was unaware of this transaction when it took place, the Form 4 reporting this transaction was filed late; and (c) in December 2002, Mr. Samuel Combs III, President of our Oklahoma Natural Gas division, made a gift of 453 shares of our common stock. The Form 4 reporting this transaction was filed late.

EXECUTIVE COMPENSATION

The following table shows the compensation for our Chief Executive Officer and each of our other four most highly compensated executive officers (the “named executive officers”) serving as such on December 31, 2003.

Summary Compensation Table

Name & Principal Position	Year	Annual Compensation (1)					Long-term Compensation (7)				All Other Compensation (4)
		Salary		Bonus			Restricted Stock Award(s) (2)		Number of Options Awarded (3)
D. L. Kyle (5) Chairman of the Board, President, and Chief Executive Officer	2003 2002 2001	$ $ $	700,000 700,000 700,000	$ $	836,000 992,300 None		$ $ $	844,000 852,250 785,400	109,015 125,677 80,000	(8) (8)	$ $ $	101,538 42,000 80,848

J. C. Kneale (5) Senior Vice President, Treasurer, and Chief Financial Officer	2003 2002 2001	$ $ $	324,000 304,800 270,000	$ $	300,000 521,850 None	(6)	$ $ $	211,000 170,450 178,500	31,063 53,132 40,000	(8) (8)	$ $ $	40,020 18,288 33,107

J. W. Gibson President – Energy	2003 2002 2001	$ $ $	300,000 300,000 276,000	$ $	250,000 307,800 None		$ $ $	185,680 170,450 178,500	12,189 40,000 40,000	(8)	$ $ $	36,468 18,000 11,188

C. R Skoog President – ONEOK Energy Marketing and Trading Company, II	2003 2002 2001	$ $ $	300,000 300,000 240,000	$ $	300,000 506,300 None		$ $ $	185,680 170,450 120,488	11,000 40,000 35,200		$ $ $	48,378 18,000 27,448

J. A. Gaberino, Jr. Senior Vice President and General Counsel	2003 2002 2001	$ $ $	255,000 255,000 250,000	$ $	135,000 174,400 None		$ $ $	101,280 68,180 89,250	18,584 33,530 25,000	(8) (8)	$ $ $	25,764 15,300 28,073

(1)	The named executive officers did not receive any annual compensation not properly categorized as salary or bonus, except for certain perquisites and other personal benefits, which include vehicle allowances, private use of our company plane and relocation expenses. The aggregate amount of such perquisites and other personal benefits, if any, for the named executive officers during the fiscal year did not exceed the lesser of $50,000 or 10% of total salary and bonus reported for such executive officer.

(2)	This column shows the market value of restricted stock awards based on the average of the high and low trading prices of a share of our common stock on the New York Stock Exchange on the date of grant. Restricted stock is granted under the ONEOK, Inc. Long-Term Incentive Plan. Each grant vests three years from the date of grant. Dividends are paid in respect of unvested shares of restricted stock and reinvested in additional shares of restricted stock at the average of the high and low trading prices of a share of our common stock on the New York Stock Exchange on the date the dividend is paid. Restricted stock acquired as a result of the reinvestment of dividends vests at the same time as the restricted stock, with respect to which the dividend was paid, vests. The number of shares of restricted stock acquired by the named executive officers as a result of the reinvestment of dividends, based on the dividend amounts reinvested for that stock, during 2003, 2002, and 2001 is set forth below, but not reflected in the table above.

	2003	2002	2001
D. L. Kyle	4,596	3,274	1,380
J. C. Kneale	1,022	693	306
J. W. Gibson	983	726	302
C. R Skoog	881	744	383
J. A. Gaberino, Jr.	466	467	311

The aggregate number of restricted shares held by the named executive officers at December 31, 2003, and the market value of these restricted shares as of that date are indicated in the table below. The market value was determined based on a per share price for our common stock of $22.16, which reflects the average of the high and low trading prices of a share of our common stock on the New York Stock Exchange on December 31, 2003.

	Aggregate Number of Restricted Shares Held at December 31, 2003	Market Value of Restricted Shares Held at December 31, 2003
D. L. Kyle	143,721	$3,184,857
J. C. Kneale	32,370	$717,319
J. W. Gibson	30,831	$683,215
C. R Skoog	27,958	$619,549
J. A. Gaberino, Jr.	14,858	$329,253

(3)	Number of options awarded reflects the impact of our two-for-one stock split in June 2001.

(4)	All other compensation includes amounts paid as our match to the Non-Qualified Deferred Compensation Plan, and our match to the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries. The respective amounts paid in 2003 were $89,538 and $12,000 for Mr. Kyle; $28,020 and $12,000 for Mr. Kneale; $24,468 and $12,000 for Mr. Gibson; $36,378 and $12,000 for Mr. Skoog; and $13,764 and $12,000 for Mr. Gaberino.

(5)	During a portion of 2002 and during 2001, Messrs. Kyle and Kneale served on the board of Magnum Hunter Resources, Inc. as our representatives. Mr. Kyle resigned from the board of Magnum Hunter in March 2002, and Mr. Kneale resigned from the board of Magnum Hunter in April 2002. At the time of their resignations, Messrs. Kyle and Kneale held options to purchase a total of 38,000 and 30,000 shares of Magnum Hunter common stock, respectively, at exercise prices ranging from $2.50 to $8.44 per share. These options were forfeited in connection with their resignations from the Magnum Hunter board of directors. In June 2002, we sold our remaining shares of common stock of Magnum Hunter. We continue to hold warrants to purchase 1,515,300 shares of Magnum Hunter common stock.

Messrs. Kyle and Kneale received fees from Magnum Hunter for serving as our representatives on Magnum Hunters’ board of directors until their resignations in 2002. The table below shows director fees received during 2002, and 2001:

	2002	2001
D. L. Kyle	$17,000	$23,000
J. C. Kneale	$16,500	$23,500

(6)	Includes the market value of 10,000 shares of our common stock issued to Mr. Kneale as a bonus in the amount of $178,850, based on a per share price for our common stock of $17.885, which reflects the average of the high and low trading prices of a share of our common stock on the New York Stock Exchange on March 14, 2003.

(7)

On January 15, 2004, our Board of Directors granted restricted stock incentive units and performance share units to the named executive officers as follows: Mr. Kyle, 62,000 restricted stock incentive units, 62,000 performance share units; Mr. Kneale, 12,500 restricted stock incentive units, 12,500 performance share units; Mr. Gibson, 11,500 restricted stock incentive units, 11,500 performance share units; Mr. Skoog, 11,500 restricted stock incentive units, 11,500 performance share units; and Mr. Gaberino, 6,000 restricted stock incentive units, 6,000 performance share units. The restricted stock incentive units granted vest three years from the date of grant at which time the grantee is entitled to receive two-thirds of the grant in shares of our common stock and one-third of the grant in cash. The performance share units granted vest three years from the date of grant at which time the holder is entitled to receive a percentage (0% to 200%) of the performance shares granted based on our total shareholder return over the period January 15, 2004, to January 15, 2007, compared to the total shareholder return of a peer group of 20 other companies, payable two-thirds of the grant in shares of our common stock and one-third of the grant in cash.

(8)	A portion of the securities underlying these grants are restored or “reloaded” options described below under “Stock Option Grants – Option Grants in 2003.” The number of shares underlying these grants that are restored options are as follows:

	Grant Year	Shares Underlying Restored Options
D. L. Kyle	2003 2002	59,015 30,677
J. C. Kneale	2003 2002	18,563 13,132
J.W. Gibson	2003	1,189
J. A. Gaberino, Jr.	2003 2002	12,584 3,530

Stock Option Grants

The following table sets forth additional information concerning options granted in 2003 to the named executive officers. Options to purchase our common stock are granted to the named executive officers under our Long-Term Incentive Plan.

Option Grants In 2003

Name	Individual Grants		Exercise or Base Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
	Shares Underlying Options Granted (1)(2)	Percent of Total Options Granted to Employees in Fiscal Year			5%	10%
D. L. Kyle	50,000	13.57	$16.88	2-20-13	$530,787	$1,345,119
J. C. Kneale	12,500	3.39	$16.88	2-20-13	$132,697	$336,280
J. W. Gibson	11,000	2.98	$16.88	2-20-13	$116,773	$295,926
C. R Skoog	11,000	2.98	$16.88	2-20-13	$116,773	$295,926
J. A. Gaberino, Jr.	6,000	1.62	$16.88	2-20-13	$63,694	$161,414

(1)	Options granted in 2003 have an exercise price equal to the fair market value of our common stock on the date of grant and vest in three equal annual installments, commencing one year from the date of grant. Each option has a 10-year term.

(2)

Does not include restored options. Prior to 2002, our stock option agreements with the named executive officers entitle them to receive a restored option if, and when, they exercise all or part of their options using common stock to pay the purchase price of the option or to satisfy tax obligations incident to the exercise of the option. The restored option would be exercisable for the number of shares tendered to pay the option price or to satisfy any tax obligation, and would be exercisable at any time after the expiration of a period of six months following the date of grant (or at any other time as our Executive Compensation Committee may determine) and would expire on the expiration date of the original grant. Each restored option is granted at an exercise price equal to the fair market value of a share of our common stock on the date of the grant of the restored option. The number of shares, exercise prices, and expiration dates of restored options received by the named executive officers during 2003 in connection with the exercise of options granted to them in prior years are as follows:

	Shares Underlying Options Granted	Exercise or Base Price ($/Share)		Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%		10%
D. L. Kyle	20,592 6,243 10,344 2,355 19,481	$ $ $ $ $	20.780 20.780 20.780 20.780 20.780	10-15-08 10-21-09 10-10-06 11-16-05 1-17-12	$ $ $ $ $	127,943 47,357 38,141 6,212 211,625	$ $ $ $ $	285,406 108,527 80,795 12,868 515,693

J.C. Kneale	551 2,860 8,361 6,791	$ $ $ $	20.385 20.385 20.385 20.385	10-16-07 10-21-09 1-17-12 10-15-08	$ $ $ $	2,682 21,378 89,413 41,609	$ $ $ $	5,834 49,025 218,034 92,877

J.W. Gibson	1,189		$19.805	5-15-10		$9,195		$21,286

J.A. Gaberino, Jr.	7,900 4,684	$ $	20.540 20.540	10-15-08 10-21-09	$ $	48,321 34,998	$ $	107,736 80,163

(3)	Potential realizable value of each grant assumes that the market price of the underlying security appreciates at annualized rates of 5% and 10% over the term of the award. These rates are specified by the Securities and Exchange Commission. Actual gains, if any, on stock option exercises depend on the future performance of our common stock and overall market conditions. There can be no assurance that the potential values reflected in this table will be achieved.

Stock Option Exercises

The following table provides information concerning each stock option exercised during 2003 by each of the named executive officers and the value of unexercised options held by such officers at the end of 2003.

Aggregated Option Exercises in 2003

and Year End Option Values

Name	Shares Acquired on Exercise	Value Realized (1)	Number of Securities Underlying Unexercised Options at 2003 Year End		Value of Unexercised in-the- Money Options at 2003 Year End (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
D. L. Kyle	71,714	$263,837	173,860	161,250	$260,445	$628,444
J. C. Kneale	22,556	$81,351	68,083	62,500	$92,752	$219,450
J. W. Gibson	1,790	$11,901	34,210	64,189	$89,056	$232,337
C.R Skoog	—	—	55,200	58,600	$220,971	$211,530
J. A. Gaberino	15,815	$66,353	45,099	41,000	$111,761	$146,768

(1)	Value realized is calculated based on the difference between the option exercise price and the closing market price of our common stock on the date of exercise, multiplied by the number of shares underlying the exercised options.

(2)	Based on a per share price for our common stock of $22.16, which reflects the average of the high and low trading prices of a share of our common stock on the New York Stock Exchange on December 31, 2003, the last trading day of 2003.

Performance Share Grants

The following table sets forth certain information concerning performance shares granted in 2003 to the named executive officers under our Long-Term Incentive Plan.

Long-Term Incentive Plan – Awards in 2003

Name	Number of Shares, Units or Other Rights (1)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts under Non-Stock Price-Based Plans
			Threshold ($ or #)	Target ($ or #)	Maximum ($ or #)
D. L. Kyle	50,000	3 Years	0	50,000	100,000
J. C. Kneale	12,500	3 Years	0	12,500	25,000
J. W. Gibson	11,000	3 Years	0	11,000	22,000
C. R Skoog	11,000	3 Years	0	11,000	22,000
J. A. Gaberino	6,000	3 Years	0	6,000	12,000

(1)	Reflects performance shares granted which vest three years from the date of grant. Upon vesting, a holder of performance shares is entitled to receive a number of shares of our common stock equal to a percentage (0% to 200%) of the performance shares granted based on our total shareholder return over the period February 20, 2003, to February 20, 2006, compared to the total shareholder return of a peer group of 20 other companies over the same period.

Termination Agreements

We have entered into termination agreements with each of our named executive officers. Each termination agreement has an initial one-year term from the date the agreement was entered into and is automatically extended in one-year increments after the expiration of the initial term unless we provide notice to the officer or the officer provides notice to us at least 90 days before January 1 preceding the initial or any subsequent termination date of the agreement that the party providing notice does not wish to extend the term. If a “change in control” of our company occurs, the term of each termination agreement will not expire for at least three years after the change in control.

Under the termination agreements, severance payments and benefits are payable if the officer’s employment is terminated by us without “just cause” or by the officer for “good reason” at any time during the three years after a change in control or, in the case of Mr. Kyle, for any reason by Mr. Kyle within twelve months after the first year following a change in control. In general, severance payments and benefits include a lump sum payment in an amount equal to (1) three times the aggregate of the officer’s annual salary as then in effect and the greater of the amount of the officer’s bonus received in the prior year or the officer’s target bonus for the then current period, plus (2) a prorated portion of the officer’s targeted short-term incentive compensation. The officer would also be entitled to accelerated vesting of retirement and other benefits under our Supplemental Executive Retirement Plan, and continuation of welfare benefits for 36 months. In the case of Mr. Kyle, we will make gross up payments to him to cover any excise taxes due if any portion of his severance payments constitutes excess parachute payments. For each of the other named executive officers, severance payments will be reduced if the net after-tax benefit to such named executive officer exceeds the net after-tax benefit if such reduction were not made. We will make gross up payments to such officers only if the severance payments, as reduced, are subsequently deemed to constitute excess parachute payments.

For the purposes of these agreements, a “change in control” generally means any of the following events:

•	an acquisition of our voting securities by any person that results in the person having beneficial ownership of 20% or more of the combined voting power of our outstanding voting securities, other than an acquisition directly from us;

•	the current members of our Board of Directors, and any new director approved by a vote of at least two-thirds of our Board of Directors, cease for any reason to constitute at least a majority of our Board of Directors, other than in connection with an actual or threatened proxy contest (collectively, the “Incumbent Board”);

•	a merger, consolidation or reorganization with us or in which we issue securities, unless (a) our shareholders immediately before the transaction do not, as a result of the transaction, own, directly or indirectly, at least 50% of the combined voting power of the voting securities of the company resulting from the transaction, (b) the members of our Incumbent Board after the execution of the transaction agreement do not constitute at least a majority of the members of the Board of the company resulting from the transaction, or (c) no person other than persons who, immediately before the transaction owned 30% or more of our outstanding voting securities, has beneficial ownership of 30% or more of the outstanding voting securities of the company resulting from the transaction; or

•	our complete liquidation or dissolution or the sale or other disposition of all or substantially all of our assets.

Related Party Transactions

We are a party to a shared services agreement with Westar Industries, Inc. which provides for cooperation between the parties with respect to various services and shared facilities relating to the operations of our Kansas Gas Service Company division, such as billing, meter reading, and phone center coverage. During the year ended December 31, 2003, we made a net payment to Westar Industries, Inc. of approximately $5.1 million related to this agreement. At December 31, 2002, Westar Industries, Inc. and its parent company, Westar Energy, Inc., beneficially owned 4,714,434 shares of our common stock and 19,946,448 shares of our Series A Convertible stock which was convertible, subject to certain limitations, into 39,892,896 shares of our common stock representing, in the aggregate and assuming conversion of the Series A preferred stock into shares of our common stock, approximately 45% of our common stock. During the year ended December 31, 2003, Westar sold, in a series of transactions, all of the shares of our common and preferred stock held by Westar, and Westar no longer holds any shares of our common or preferred stock.

From time to time and in the normal course of business, we purchase natural gas liquids from and sell natural gas and natural gas liquids and provide natural gas transportation services to Frontier Oil Corporation and its subsidiaries in connection with Frontier’s operation of its refinery in El Dorado, Kansas. Julie H. Edwards, Executive Vice President-Finance and Administration of Frontier Oil Corporation and its subsidiaries, is a member of our Board. Our transactions with Frontier are conducted on substantially the same terms as comparable third-party transactions. During 2003, we made purchases from and sales to Frontier and its subsidiaries of approximately $26.4 million and $178 million, respectively.

In the normal course of business, we purchase natural gas and natural gas liquids from Williford Energy Company and its affiliates. Mollie B. Williford, Chairman of the Board of the Williford Companies, which consists of numerous companies including Williford Energy Company, is a member of our Board. Our transactions with Williford Energy and its affiliates are conducted under substantially the same terms as comparable third-party transactions. During 2003, we made purchases from Williford Energy of approximately $516,000.

LONG-TERM COMPENSATION PLANS

Pension Plan

Our retirement plan is a tax-qualified, defined-benefit pension plan under both the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended. The following table sets forth the estimated annual retirement benefits payable to a non-bargaining unit plan participant based upon the final average pay formulas under our retirement plan for employees in the compensation and years-of-service classifications specified. The estimates assume that benefits are received in the form of a single life annuity.

Pension Plan Table

	Years of Service
Remuneration	15 Years	20 Years	25 Years	30 Years	35 Years
125,000	33,930	44,353	55,442	66,530	77,618
150,000	40,577	54,103	67,629	81,155	94,681
175,000	47,890	63,853	79,817	95,780	111,743
200,000	55,202	73,603	92,004	110,405	128,806
250,000	69,827	93,103	116,379	139,655	162,931
300,000	84,452	112,603	140,754	168,905	197,056
400,000	113,702	151,603	189,504	227,405	265,306
450,000	128,327	171,103	213,879	256,655	299,431
500,000	142,952	190,603	238,254	285,905	333,556

Benefits under our retirement plan become vested and non-forfeitable after completion of five years of continuous employment. A vested participant receives the monthly retirement benefit at normal retirement age under the retirement plan, unless an early retirement benefit is elected under the plan, in which case the retirement benefit is actuarially reduced for early commencement. Benefits are calculated at retirement date based on a participant’s credited service, limited to a maximum of 35 years, and final average earnings. Credited years of service under this plan for the named executive officers as of December 31, 2003, are as follows: D. L. Kyle, 30 years; J. C. Kneale, 23 years; J. W. Gibson, 4 years; C. R Skoog, 9 years, and J. A. Gaberino, Jr. 6 years

For purposes of the table, the annual social security covered compensation benefit $43,968 was used in the excess benefit calculation. Benefits payable under our retirement plan are not offset by social security benefits.

Under the Internal Revenue Code, the annual compensation of each employee to be taken into account under our retirement plan for 2003 cannot exceed $200,000.

Amounts shown in the table are estimates only and are subject to adjustment based on rules and regulations applicable to the method of distribution and survivor benefit options selected by the retiree.

The compensation covered by the retirement plan benefit formula for non-bargaining unit employees is the base salary and bonus paid to an employee within the employee’s final average earnings. Final average earnings means the employee’s highest earnings during any sixty consecutive months during the last 120 months of employment. For any named executive officer who retires with vested benefits under the plan, the compensation shown as “Salary” and “Bonus” in the Summary Compensation Table could be considered covered compensation in determining benefits, except that the plan benefit formula takes into account only a fixed percentage of final average earnings which is uniformly applied to all employees. The amount of covered compensation that may be considered in calculating retirement benefits is also subject to limitations in the Internal Revenue Code of 1986, as amended, applicable to the plan.

Supplemental Executive Retirement Plan

We maintain a Supplemental Executive Retirement Plan (“SERP”) for certain of our elected or appointed officers, and certain other employees in a select group of our management and highly compensated employees. Participants are selected by our Chief Executive Officer, or, in the case of our Chief Executive Officer, by the Board of Directors.

The following table sets forth the estimated benefits payable based on the covered participant’s age at retirement. The estimates assume that a covered participant is fully vested. The amounts shown would be reduced for commencement of payments prior to age 60.

	Estimated Annual Benefits at Indicated Age of Retirement
Remuneration	50 and under	55	60	65 and over
$125,000	$62,500	$70,000	$73,563	$77,125
$150,000	$75,000	$84,000	$88,275	$92,550
$175,000	$87,500	$98,000	$102,988	$107,975
$200,000	$100,000	$112,000	$117,700	$123,400
$225,000	$112,500	$126,000	$132,413	$138,825
$250,000	$125,000	$140,000	$147,125	$154,250
$300,000	$150,000	$168,000	$176,550	$185,100
$400,000	$200,000	$224,000	$235,400	$246,800
$450,000	$225,000	$252,000	$264,825	$277,650
$500,000	$250,000	$280,000	$294,250	$308,500

Benefits payable to participating employees under the SERP are based upon a specified percentage (reduced for early retirement) of the highest 36 consecutive months’ compensation of the employee’s last 60 months of service. The SERP will, in any case, pay a benefit at least equal to the benefit which would be payable to the participant under our retirement plan if limitations imposed by the Internal Revenue Code were not applicable, less the benefit payable under our retirement plan with such limitations. Benefits under the SERP are paid concurrently with the payment of benefits under our retirement plan or as the administrative committee may determine. SERP benefits are offset by benefits payable under our retirement plan, but are not offset by social security benefits. We fund this benefit through a trust arrangement commonly referred to as a Rabbi Trust. Our Board of Directors may amend or terminate the SERP at any time, provided that accrued benefits to current participants may not be reduced.

2004 REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the company’s system of internal controls.

In this context, the Committee has met and held discussions with management and the independent auditor, KPMG LLP, regarding the fair and complete presentation of the company’s financial results. The Committee has discussed significant accounting policies applied by the company in its financial statements, as well as alternative treatments. Management represented to the Committee that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor. The Committee has also discussed with the company’s independent auditors the matters required to be discussed pursuant to SAS No. 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees).

In addition, the Committee has discussed with the independent auditor the auditor’s independence from the company and its management, including the matters in the written disclosures from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has also considered whether the provision of non-audit services to the company by KPMG LLP is compatible with maintaining that firm’s independence. The Committee has concluded that the independent auditor is independent from the company and its management.

The Committee discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements of the company as of and for the year ended December 31, 2003, in the company’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission. The Committee has selected and the Board of Directors has ratified, subject to shareholder approval, the selection of KPMG LLP as the company’s independent auditor.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

William M. Bell, Chair

Bert H. Mackie, Vice Chair

William L. Ford

Gary D. Parker

J. D. Scott

2004 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

The Committee’s Responsibilities

The Executive Compensation Committee of the Board of Directors has the responsibility for reviewing, and recommending to the full Board of Directors, the company’s executive compensation programs. The purpose of these programs is to: attract, retain, and appropriately reward executive officers; motivate their performance in the achievement of the company’s business objectives; and align the interests of executive officers with the long-term interests of the company’s shareholders.

The Committee is composed entirely of persons who qualify as independent directors under the listing standards of the New York Stock Exchange. The purpose of this report is to summarize the philosophical principles, specific program objectives, and other factors considered by the Committee in reaching its recommendations regarding the executive compensation of the executive officers of the company, including executives named in the compensation disclosure included in the company’s annual proxy statement (the “Named Executive Officers”).

Compensation Philosophy

The company’s executive compensation program is based on the belief that the interests of management should be closely aligned with those of the company’s shareholders. The Committee has adopted a framework of principles for the executive compensation program intended to:

•	attract the best talent to the company;

•	encourage executives to manage from the perspective of owners with an equity stake in the company;

•	motivate individuals to perform at their highest levels;

•	encourage strong financial and operational performance of the company and create shareholder value by maintaining a portion of executives’ total compensation at risk;

•	reward outstanding achievement; and

•	retain the leadership and skills necessary for building long-term shareholder value.

Compensation Methodology

The company strives to provide a comprehensive executive compensation program that is competitive and performance-based in order to attract and retain superior executive talent. Annually, the Committee reviews market data for two components of executive compensation: (1) annual cash compensation and (2) long-term incentive compensation. To assist in benchmarking the competitiveness of its compensation programs, the company participates in and uses third party executive compensation surveys. In addition, the Committee has engaged for the Committee’s benefit the services of an executive compensation consultant associated with a prominent, internationally recognized management consulting firm which specializes in the area of executive compensation. The consultant attends the meetings of the Committee and regularly advises the Committee on executive compensation issues, regulatory developments, and trends.

Components of Compensation

Annual Cash Compensation.    As in prior years, 2003 annual cash compensation for the Named Executive Officers, as well as the other executive officers, consists of two components: base salary and a variable, at-risk incentive award.

Annual base salary is designed to compensate executives for their level of responsibility, experience, sustained individual performance, and contribution to the company. The Committee recommends to the Board all salary increases for executive officers. The midpoint of each salary range is designed to approximate the 50th percentile of base salaries of comparable companies in the marketplace.

Annual incentive awards are made under the company’s Annual Officer Incentive Plan (the “Officer Incentive Plan”). The purpose of the Officer Incentive Plan is to provide certain officers of the company with a direct financial interest in the performance and profitability of the company and to reward performance. The Officer Incentive Plan is administered by the Committee and the Committee recommends to the full Board of Directors, based on recommendations of the Chief Executive Officer, all awards under the Officer Incentive Plan.

The Officer Incentive Plan is designed to allow the company’s officers the opportunity to earn compensation that is above average when compared to the company’s peers if the company achieves outstanding results compared to those peers and to targeted objectives.

Incentive criteria are established by the Committee and include achievement of certain corporate and business unit performance goals, as well as individual performance criteria as benchmarks for incentive awards. Corporate performance criteria include earnings per share, and return on invested capital.

Individual performance criteria may include:

•	problem analysis;

•	directing;

•	utilization of human, capital, and material resources;

•	initiation of, and response to, change;

•	planning and organizational ability;

•	decision-making;

•	time management;

•	communication and team relations; and

•	personal actions.

The incentive awards earned by the company’s executives for 2003 were based on the Committee’s determination that the company’s 2003 financial results had generally exceeded the corporate and business unit criteria established by the Committee and upon its judgment regarding each executive’s individual performance for 2003. The bonus column of the Summary Compensation Table on page 22 contains the incentive awards earned by each of the Named Executive Officers for 2003.

Long-Term Incentive Compensation.    The company maintains a Long-Term Incentive Plan (the “LTI Plan”) to provide incentives to enable the company to attract, retain, and reward certain employees and to give these employees an incentive to enhance long-term shareholder value. Participation in the LTI Plan is limited to certain of the company’s employees who are in a position to contribute significantly to the growth and profitability of the company, its divisions, and subsidiaries. The LTI Plan is administered by the Committee, and the Committee reviews and recommends to the full Board of Directors, after recommendation of the CEO, all long-term incentive awards. The Committee is authorized to make all decisions and interpretations required to administer the LTI Plan.

The LTI Plan authorizes the Committee to grant stock incentives to eligible employees in a variety of forms, including incentive stock options, non-statutory stock options, restricted stock awards, and performance share awards.

Stock options have an exercise price equal to the fair market value of the company’s common stock on the date of grant. The options granted under the LTI Plan in 1995, 1996, 1997, and in January of 1998 are exercisable beginning one year from the date of grant. In 1998, the Committee modified the non-statutory stock option agreement to allow stock options to become exercisable beginning one year after the date of grant in four equal, annual installments. In 2003, the Committee modified the non-statutory stock option agreement to allow stock options to become exercisable beginning one year after the date of grant in three equal, annual installments, and the Committee removed the ability to reload the stock options. The LTI Plan does not allow for the re-pricing of stock options.

Restricted stock vests three years from the date of grant and accrues dividends which are also restricted until the vest date. If a participant retires or becomes deceased prior to vesting, the restricted stock, plus dividends accrued, vests based on the number of months from the date of grant until the participant’s retirement or death.

Performance shares vest three years from the date of grant, at which time grantees become entitled to receive a percentage of the performance shares, ranging from 0 to 200%, based upon the company’s ranking for total stockholder return compared to a specified peer group. If a participant retires or becomes deceased prior to vesting, the performance shares vest based on the number of months from the date of grant until the participant’s retirement or death.

In determining the number of stock options, restricted stock and performance shares awarded to each executive officer in 2003, the Committee reviewed a survey detailing the 50th percentile of grant values of long-term incentives in the general industry, and it also considered the executive officer’s past performance. The number of stock options and the value of the restricted stock granted to the Named Executive Officers in 2003 is shown under the Number of Options Awarded and Restricted Stock Awards columns of the Summary Compensation Table on page 22 and under “Executive Compensation-Stock Option Grants” beginning on page 24. The number of performance shares granted to each of the named Executive Officers in 2003 is shown under “Performance Share Grants” on page 26.

Share Ownership Guidelines

The company has adopted share ownership guidelines for the company’s Chief Executive Officer and officers of the company who report directly to the Chief Executive Officer. The guidelines are voluntary and are meant to be achieved by each officer covered by the guidelines over the course of five years. The Committee strongly advocates executive share ownership as a means by which to better align executive interests with those of all shareholders. The ownership guideline for the Chief Executive Officer is a 150,000 share ownership position at the end of five years. The ownership guidelines for the other covered officers are share ownership positions ranging from 20,000 to 50,000 shares at the end of five years.

Chief Executive Officer Compensation

The Committee meets annually to review the Board of Directors’ evaluation of the Chief Executive Officer’s (“CEO”) performance. The Committee uses this performance evaluation, the compensation surveys previously mentioned, and third party surveys and reports on financial and stock performance of other companies engaged in businesses similar to the company in considering the CEO’s compensation. When reviewing the surveys and financial data, the Committee also considers the CEO’s service as Chairman of the Board. Categories in which performance is evaluated include: leadership, strategic planning, financial issues, management and operations, human resources, and communications.

Annual Cash Compensation. The Committee recommended, and the Board of Directors approved, a base salary for 2003 for Mr. Kyle as CEO in the amount of $700,000.

Annual incentive compensation for Mr. Kyle for 2003 was based on the Committee’s determination that the company’s 2003 financial results had generally exceeded the 2003 annual performance goals for the company set by the Committee, and on the Committee’s judgment regarding Mr. Kyle’s individual performance as reviewed by the Committee. Based on these criteria, Mr. Kyle was awarded a cash bonus of $836,000 representing 119% of his base compensation that is directly related to the company’s performance during the 2003 fiscal year.

Long-Term Incentive Compensation. On January 15, 2004, Mr. Kyle was granted 62,000 restricted stock incentive units under the LTI Plan that will vest in full on January 15, 2007, and 62,000 performance share units under the LTI Plan that will vest on January 15, 2007. The primary basis for the Committee’s determination to grant these restricted stock incentive units and performance share units to Mr. Kyle was to provide a significant incentive for him to enhance long-term shareholder value.

Internal Revenue Service Limitations on Deductibility of Executive Compensation

In structuring the company’s compensation plans, the Committee takes into consideration Section 162(m) of the Internal Revenue Code (which disallows the deduction of compensation in excess of $1,000,000 except for certain payments based upon performance goals) and other factors the Committee deems appropriate. As a result, some of the compensation under the company’s compensation plans may not be deductible under Section 162(m).

Respectfully submitted by the members of the Executive Compensation Committee of the Board of Directors:

William L. Ford, Chair

Bert H. Mackie, Vice Chair

Pattye L. Moore

Douglas Ann Newsom

Gary D. Parker

STOCK PERFORMANCE GRAPH

The following performance graph compares the performance of our common stock during the period beginning on August 31, 1998, and ending December 31, 2003, to the Standard & Poors 500 Index and the Standard & Poors Utilities Index. The graph assumes a $100 investment in our common stock and in each of the indexes at the beginning of the period and a reinvestment of dividends paid on such investments throughout the period.

Value of $100 Investment

Assuming Reinvestment of Dividends

At August 31, 1998, and at the End of Every Year

Through December 31, 2003

	Cumulative Total Return
	August 1998	August 1999	December 2000	December 2001	December 2002	December 2003
ONEOK, Inc.	100.00	107.53	175.77	134.43	149.56	178.26
S & P 500	100.00	139.83	142.00	125.13	97.47	125.43
S & P Utilities (1)	100.00	111.36	158.02	109.92	76.95	97.16

(1)	The S&P Utilities Index is comprised of the following: AES Corp.; Allegheny Energy Inc.; Ameren Corp.; American Electric Power; Calpine Corp; CenterPoint Energy; CINergy Corp.; CMS Energy; Consolidated Edison; Constellation Energy Group; Dominion Resources; DTE Energy Co.; Duke Energy; Dynegy Inc.; Edison International; El Paso Corp; Entergy Corp.; Exelon Corp.; FPL Group; FirstEnergy Corp.; KeySpan Energy; Kinder Morgan, Inc.; NICOR Inc.; NiSource Inc.; Peoples Energy; PG&E Corp.; Pinnacle West Capital; PPL Corporation; Progress Energy, Inc.; Public Service Enterprise Inc.; Sempra Energy; Southern Co.; TECO Energy; TXU Corp.; Williams Cos.; and Xcel Energy Inc.

SHAREHOLDER PROPOSALS

The rules of the Securities and Exchange Commission provide when a company must include a shareholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. Under these rules, proposals that shareholders would like to submit for inclusion in our proxy statement for our 2005 annual meeting of shareholders should be received by our corporate secretary no later than December 3, 2004. Only those shareholder proposals eligible for inclusion under the rules of the Securities and Exchange Commission will be included in our proxy statement.

If a shareholder desires to present a proposal other than the nomination of directors at our 2005 annual meeting outside the process provided by the rules of the Securities and Exchange Commission, the shareholder must follow the procedures set forth in our by-laws. Our by-laws generally provide that a shareholder may present a proposal at an annual meeting if (1) the shareholder is a shareholder of record and is entitled to vote at the meeting, and (2) the shareholder gives timely written notice of the proposal, including any information regarding the proposal required under our by-laws, to our corporate secretary. To be timely for our 2005 annual meeting, a shareholder’s notice must be delivered to, or mailed and received at, our principal executive offices no later than December 3, 2004.

HOUSEHOLDING

Shareholders with multiple accounts that share the same last name and household mailing address will receive a single copy of shareholder documents (annual report, proxy statement or other informational statement) unless we are instructed otherwise. Each shareholder, however, will continue to receive a separate proxy card. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you wish to receive separate copies of our Annual Report to Shareholders and Proxy Statement now or in the future, or to discontinue householding entirely, you may call our transfer agent, UMB Bank, N.A. at 1-866-235-0232, or provide written instructions to UMB Bank, P.O. Box 410064, Kansas City, MO 64141-0064.

If you receive multiple copies of our Annual Report to Shareholders and Proxy Statement, you may call or write our transfer agent, UMB Bank, to request householding. If your shares are held through a bank, broker, or other holder of record, you may request householding by contacting the holder of record.

ANNUAL REPORT ON FORM 10-K

Our 2003 Annual Report to Shareholders (which includes our Annual Report on Form 10-K for the year ended December 31, 2003) is available on our corporate website at www.oneok.com. We will provide, without charge, on the written request of any person solicited hereby, a copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 2003. Written requests should be mailed to Eric Grimshaw, Corporate Secretary, ONEOK, Inc., 100 West Fifth Street, Tulsa, Oklahoma 74103.

OTHER MATTERS

So far as is now known, there is no business other than that described above to be presented to the shareholders for action at the annual meeting. Should other business come before the annual meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.

Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the annual meeting, no business can be transacted. Therefore, please authorize a proxy electronically via the Internet, by telephone, or by mail. Please act promptly to ensure that you will be represented at this important meeting.

By order of the Board of Directors.

Eric Grimshaw

Vice President, Corporate Secretary,

and Associate General Counsel

Tulsa, Oklahoma

April 1, 2004

APPENDIX A

ONEOK, INC.

DIRECTOR INDEPENDENCE GUIDELINES

The following Director Independence Guidelines have been adopted by the Board of Directors of ONEOK, Inc. (sometimes referred to in these Guidelines together with its subsidiaries and affiliates as the “Company”) to assist the Board in the exercise of its responsibilities to ONEOK and its shareholders. The Guidelines should be interpreted in the context of all applicable laws and ONEOK’s other corporate governance documents, and are intended to serve as a flexible framework within which the Board may conduct its business. The Guidelines are subject to modification from time to time, and the Board shall be able, in the exercise of its discretion, to deviate from the Guidelines from time to time, as the Board may deem appropriate and as required or permitted by applicable laws and regulations.

1.	Effectiveness. The Guidelines will become effective on February 19, 2004.

2.	Implementation. The Board will annually review the independence of all directors, affirmatively make a determination as to the independence of each director and disclose those determinations, in each case, consistent with the requirements of the New York Stock Exchange and the Securities and Exchange Commission, as applicable.

3.	Independence of at Least a Majority of the Board. The Board will at all times have at least a majority of directors who meet the criteria for independence required by the NYSE and the SEC.

4.	Absence of a Material Relationship. In order for a director to be considered “independent,” the Board must affirmatively determine, after consideration of all relevant facts and circumstances, that the director has no direct or indirect material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. When assessing the materiality of a director’s relationship with the Company, the Board will consider the issue not merely from the standpoint of the director, but also from that of persons or entities with which the director has an affiliation.

5.	Cooling-Off Period. A director will not be considered independent if, within the preceding three years:

(i)	the director was employed by the Company (other than as an interim Chairman or CEO);

(ii)	an immediate family member of the director was employed by the Company as an executive officer;

(iii)	the director or an immediate family member of the director received more than $100,000 per year in direct compensation from the Company other than:

(a)	director and committee fees,

(b)	pension or other forms of deferred compensation for prior service that is not contingent in any way on continued service,

(c)	compensation received by the director for former service as an interim Chairman or CEO, and

(d)	compensation received by such immediate family member for service as a non-executive employee of the Company;

(iv)	the director was employed by, or affiliated with, a present or former internal or external auditor of the Company;

(v)	an immediate family member of the director was employed in a professional capacity by, or affiliated with, a present or former internal or external auditor of the Company;

(vi)	a present Company executive officer served on the compensation (or equivalent) committee of an entity which employs either the director or an immediate family member of the director in an executive officer capacity (the three-year cooling-off period shall apply to the service and employment relationship); or

(vii)	a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of an entity (excluding any charitable organization) that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeded the greater of (a) $1 million, or (b) 2% of the other entity’s consolidated gross revenues reported in its last completed fiscal year.

6.	Audit Committee Independence. In addition to Paragraph 5 above, a director will not be considered independent for purposes of serving on the Company’s audit committee if the director:

(i)	has accepted, directly or indirectly, any consulting, advisory or other compensatory fee from the Company other than in the director’s capacity as a director or committee member or any pension or other deferred compensation for prior service that is not contingent in any way on continued service; or

(ii)	is an “affiliated person” of the Company as such term is defined by the Securities Exchange Commission.

7.	Categorical Standards. Provided that the independence criteria set forth in Paragraph 5 above (and solely with respect to directors serving on the Company’s audit committee, Paragraph 6 above) are met, the Board has determined that the following commercial or charitable relationships will not be considered material relationships for purposes of determining whether a director is independent:

(i)	the director or any of his or her immediate family members is a member, director, partner or executive officer of, or of counsel to, an entity (excluding any charitable organization) that made or received, during the last completed fiscal year, or expects to make or receive in the current fiscal year, annual payments to or from the Company for property or services in an amount less than 2% of the other entity’s consolidated gross revenues reported for its last completed fiscal year;

(ii)	the director or any of his or her immediate family members receives natural gas service from the Company at regulated rates available on terms generally available to customers of the Company or the entity (excluding any charitable organization) of or to which the director or any of his or her immediate family members is a member, director, partner or executive officer, or of counsel receives natural gas service from the Company at regulated rates available on terms generally available to customers of the Company in an amount, which in any single year, is less than the greater of (a) $1 million or (b) 2% of the other entity’s consolidated gross revenues reported for its last completed fiscal year;

(iii)	the director is an employee, officer, trustee or director of a charitable organization to which the Company or the Company’s related charitable foundation gave during the last completed fiscal year, or expects to give during the current fiscal year, either directly, or indirectly through the provision of services, charitable contributions in an amount less than 2% of that charitable organization’s total annual charitable receipts for its last completed fiscal year;

(iv)	the director or any of his or her immediate family members is a member, director, partner, or executive officer of, or of counsel to, an entity which is indebted to the Company, or to which the Company is indebted, and the total amount of either’s indebtedness to the other is less than 2% of its own total consolidated assets, measured as of the last fiscal year-end; and

(v)	the director, or his or her immediate family member, is an executive officer or general partner of an entity that has received an investment from the Company that is less than 2% of such entity’s total invested capital.

For purposes of these Guidelines, “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s home.

8.	Relationships and Transactions Not Covered by the Categorical Standards. Any determination by the Board that a director who has a business or other relationship with the Company that is not covered by the Categorical Standards set forth in Paragraph 7 above is independent, will be disclosed by ONEOK in its annual proxy statement, together with the basis for such determination.

9.	Affirmative Obligation of Directors. Each director has an affirmative obligation to inform the Board of any change in his or her business or other relationships that may impact the Board’s determination with regard to his or her independence.

10.	Disclosure by the Company. The Board will cause ONEOK to disclose the following in its annual proxy statement:

(i)	the Guidelines, including the categorical standards adopted by the Board to assist it in making determinations regarding the independence of a director;

(ii)	a specific explanation and the basis of any determination by the Board that a director’s relationship with the Company is not material, notwithstanding that the relationship does not meet the categorical standards set forth in the Guidelines; and

(iii)	charitable contributions by the Company to an entity that employs a director of the Company as an executive officer if, within the preceding three years, contributions by the Company in any fiscal year exceeded the greater of (a) $1 million, or (b) 2% of the other entity’s consolidated gross revenues.

100 West Fifth Street

Post Office Box 871

Tulsa, Oklahoma 74102-0871

www.oneok.com

ONEOK, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR

ANNUAL MEETING OF SHAREHOLDERS MAY 20, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David L. Kyle and John A. Gaberino, Jr., or either of them, with the power of substitution in each, proxies to vote all stock of the undersigned in ONEOK, Inc. at the Annual Meeting of Shareholders to be held May 20, 2004, and at any and all adjournments thereof, upon the matter of the elections of directors, the proposal referred to in Item 2 of this Proxy, and any other business that may properly come before the meeting.

Shares will be voted as specified. IF NO SPECIFICATION IS MADE, SHARES WILL BE VOTED TO ELECT THE DIRECTORS AS PROPOSED AND FOR THE PROPOSAL REFERRED TO IN ITEM 2 OF THIS PROXY. The proxies or substitutes may vote accordingly in their discretion upon any other business that may properly come before this Annual Meeting or any adjournment thereof. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

NOTE: Please sign this proxy exactly as your name appears hereon, including the title “Executor,” “Trustee,” etc. If the name indicated is a joint account, each joint owner should sign. If the stock is held by a corporation, this proxy should be executed by a proper officer thereof.

PLEASE NOTE ADDRESS CHANGES HERE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

DETACH CARD DETACH CARD

YOUR VOTE IS IMPORTANT!

If you vote by telephone or the Internet, DO NOT return your proxy card.

VOTE BY

TELEPHONE *** INTERNET *** MAIL

24 hours a day — 7 days a week

Your vote is important. Please vote immediately.

Vote-by-Internet

Log on to the Internet and go to http://www.eproxyvote.com/oke

OR

Vote-by-Telephone

Call toll-free 1-800-758-6973

You should have your proxy card in hand when voting, either by Internet or by telephone.

Vote-by-Mail

Mark, sign and date the proxy card on the reverse side.

Detach the proxy card and return it in the postage-paid envelope.

[OKECM -ONEOK, INC.] [FILE NAME: OKECM2.ELX] [VERSION—(5)] [03/26/04 (03/05/04)]

X PLEASE MARK VOTES AS IN THIS EXAMPLE

ONEOK, Inc.

RECORD DATE SHARES:

Please be sure to sign and date this Proxy. Date

Shareholder signature Co-owner signature

1. Election of four directors in Class A and one director in Class B.

Class A Nominees:

(01) William M. Bell (02) Julie H. Edwards (03) Pattye L. Moore (04) J.D. Scott

Class B Nominee:

(05) James C. Day

FOR ALL NOMINEES

WITHHELD FROM ALL NOMINEES

For all nominees except as noted above

For Against Abstain

2. To ratify and approve the appointment of KPMG LLP as independent auditor of the Corporation for the 2004 fiscal year.

NOTE: Please sign this proxy exactly as your name appears hereon, including the title “Executor,” “Trustee,” etc. If the name indicated is a joint account, each joint owner should sign. If the stock is held by a corporation, this proxy should be executed by a proper officer thereof.

DETACH CARD

DETACH CARD

[OKECM -ONEOK, INC.] [FILE NAME: OKECM1.ELX] [VERSION—(4)] [03/24/04 (03/05/04)]

ONEOK, INC.

ANNUAL MEETING OF SHAREHOLDERS MAY 20, 2004

THIS INSTRUCTION IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Confidential Voting Instructions to Bank of Oklahoma, N.A. as Trustee of the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries.

I hereby direct that the voting right pertaining to shares of ONEOK, Inc. held by Bank of Oklahoma, N.A., as Trustee and attributable to my account in the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries shall be exercised at the ONEOK, Inc. annual meeting of shareholders on May 20, 2004, or at any adjournment of such meeting, in accordance with the instructions on the reverse side, to vote upon Proposals 1 and 2 and on any other business that may properly come before the meeting.

Shares will be voted as instructed. IF YOU SIGN BUT DO NOT GIVE SPECIFIC INSTRUCTIONS, YOUR SHARES WILL BE VOTED FOR PROPOSALS 1 AND 2. IF YOU DO NOT RETURN YOUR VOTING INSTRUCTIONS, THE SHARES WILL BE VOTED IN THE SAME PROPORTION AS THE TRUSTEE VOTES SHARES IN OTHER THRIFT PLAN ACCOUNTS FOR WHICH THE TRUSTEE DOES RECEIVE VOTING INSTRUCTIONS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

NOTE: Please sign this instruction exactly as your name appears hereon.

PLEASE NOTE ADDRESS CHANGES HERE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

DETACH CARD DETACH CARD

YOUR VOTE IS IMPORTANT!

If you vote by telephone or the Internet, DO NOT return your instruction card.

VOTE BY

TELEPHONE *** INTERNET *** MAIL

24 hours a day — 7 days a week

Your vote is important. Please vote immediately.

Vote-by-Internet

Log on to the Internet and go to http://www.eproxyvote.com/oke4k

OR

Vote-by-Telephone

Call toll-free 1-800-758-6973

You should have your instruction card in hand when voting, either by Internet or by telephone.

Vote-by-Mail

Mark, sign and date the instruction card on the reverse side. Detach the instruction card and return it in the postage-paid envelope.

[OKE4K -ONEOK, INC. 401k Plan] [FILE NAME: OKE4K2.ELX] [VERSION—(2)] [03/24/04 (03/24/04)]

X PLEASE MARK VOTES AS IN THIS EXAMPLE

ONEOK, Inc.

RECORD DATE SHARES:

1. Election of four directors in Class A and one director in Class B.

Class A Nominees:

(01) William M. Bell (02) Julie H. Edwards (03) Pattye L. Moore (04) J.D. Scott

Class B Nominee:

(05) James C. Day

FOR ALL NOMINEES

WITHHELD FROM ALL NOMINEES

For all nominees except as noted above

For Against Abstain

2. To ratify and approve the appointment of KPMG LLP as independent auditor of the Corporation for the 2004 fiscal year.

NOTE: Please sign this instruction exactly as your name appears hereon.

Please be sure to sign and date this Instruction.

Date

Shareholder signature

DETACH CARD

DETACH CARD

ONEOK, Inc.

Dear Thrift Plan Participant:

Enclosed you will find information concerning the Annual Shareholders Meeting of ONEOK, Inc. to be held May 20, 2004. You have the right to instruct Bank of Oklahoma, N.A., as trustee of the Thrift Plan for Employees of ONEOK, Inc. and Subsidiaries, how to vote the shares of common stock allocated to your Thrift Plan account.

Your instruction is important and must be received by the Tabulator, by 5 p.m. Central Daylight Time, May 17, 2004, to be effective. If they do not receive your instruction, Bank of Oklahoma, N.A., will vote the shares allocated to your Thrift Plan account in the same proportion as Bank of Oklahoma, N.A., votes shares in other Thrift Plan accounts for which Bank of Oklahoma, N.A., does receive voting instructions.

Your instruction to Bank of Oklahoma, N.A., is completely confidential. ONEOK, Inc., will not have access to any information concerning any participant’s voting instruction.

[OKE4K -ONEOK, INC. 401k Plan] [FILE NAME: OKE4K1.ELX] [VERSION—(3)] [03/26/04 (03/24/04)]